                                                                    EXHIBIT 10.2

NationsBank
NationsBank of Texas, N.A.
- --------------------------------------------------------------------------------


                                FIFTH AMENDMENT
                              (restated amendment)
                                       to
                        FINANCING AND SECURITY AGREEMENT


     This Fifth Amendment ("Fifth Amendment") to Financing and Security Agreement is executed and entered into by COMPUCOM SYSTEMS, INC. ("Borrower") and NATIONSBANK OF TEXAS, N.A. ("Lender"), effective as of April 1, 1996, as follows:

                                    Recitals
                                    --------

Borrower and Lender are parties to the certain Financing and Security Agreement dated effective as of August 4, 1993 (hereinafter called the "Financing and Security Agreement").

Lender and Borrower have entered into the following amendments with respect to the Financing and Security Agreement (hereinafter collectively called the "Amendments"):

     First Amendment to Financing and Security Agreement effective as of March 31, 1994;
     Second Amendment to Financing and Security Agreement effective as of December 12, 1994;
     Third Amendment to Financing and Security Agreement effective as of April 26, 1995;
     Fourth Amendment to Financing and Security Agreement effective as of October 1, 1995; and
     Amendment 4A to Financing and Security Agreement effective as of March 22, 1996.

Lender and Borrower desire to further amend the Financing and Security Agreement, and to do so in a single agreement which also amends, restates, supersedes and replaces the Amendments, as provided hereinbelow.

Borrower proposes to execute and enter into (i) the certain Receivables Purchase Agreement of even date herewith between Borrower and CSI Funding, Inc., a wholly owned subsidiary of Borrower, which provides for the sale by Borrower of an undivided fractional ownership interest in all accounts now owned and hereafter acquired and arising from time to time prior to termination of such agreement, on the terms provided therein (referred to in this Fifth Amendment as the "RPA") and (ii) the certain Transfer and Administration Agreement of even date herewith among Borrower, CSI Funding, Inc., Enterprise Funding Corporation and NationsBank, N.A. in its capacity as Agent and a Bank Investor thereunder, providing for the transfer by CSI Funding, Inc. to Enterprise Funding Corporation, from time to time, of a portion of the interest sold by Borrower under the RPA, on the terms provided therein (referred to in this Fifth Amendment as the "TAA") and (iii) certain related agreements (including without limitation the MSAA defined hereinbelow).

Borrower has requested Lender to consent to Borrower's execution and performance of the RPA and the TAA, and the related agreements proposed to be executed by Borrower in connection therewith, and Lender is willing to grant such consent on the terms provided herein.

NOW THEREFORE, premises considered, for value received, Borrower and Lender hereby agree as follows (terms defined by the Financing and Security Agreement, including as amended by this Fifth Amendment, shall have the same meanings wherever used in this Fifth Amendment as are prescribed by the Financing and Security Agreement, including as amended by this Fifth Amendment):

                                   Agreement
                                   ---------

     1. ARTICLE I ("DEFINITIONS") of the Financing and Security Agreement hereby is amended to add the following definitions, which shall be deemed added immediately following paragraph 1.61 thereof:

     "1.62 "Adjusted LIBOR Rate" means a rate per annum which is the London Interbank Offered Rate (determined and fixed for the duration of any Interest Period) as adjusted by Lender for the Reserve Requirement. Determination of the Adjusted LIBOR Rate shall be made by Lender in its discretion and shall be binding and conclusive in the absence of manifest error.

     1.63 "Aggregate Balance" means, at any time, the aggregate unpaid balance of all Obligations owing to Lender by Borrower at such time under this Agreement.

     1.64 "CFI" means CSI Funding, Inc., a Delaware corporation and wholly owned subsidiary of Borrower, as purchaser under the RPA.

     1.65 "CFI Note" means the "Subordinated Note" as defined by the RPA, and any and all renewals, extensions, modifications, amendments, supplements or restatements thereof.

     1.66 "CFI Shares" means all right, title and interest now or hereafter owned by Pledgor in the following described securities: All shares of CSI Funding, Inc., a Delaware corporation, now owned and hereafter acquired by Pledgor, including without limitation all shares, equity ownership interests or other interests therein, whether or not certificated, and all substitutions and replacements thereof, together with all securities hereafter delivered or deliverable in substitution for or in addition thereto, and all certificates, book entries and instruments representing any of the foregoing, and all cash, securities, interest, dividends, stock dividends, stock splits, distributions, payments, rights, proceeds and other property at anytime and from time to time received, receivable or otherwise distributed in respect of or in exchange for and any or all thereof, and all proceeds of any of the foregoing.

     1.67 "EFC" means Enterprise Funding Corporation, a Delaware corporation, as purchaser of a portion of the RPA Interest as provided by the TAA.

     1.68 "Eurodollar Business Day" means any Business Day on which dealings in United States Dollars are conducted in the London interbank market.

     1.69 "Fixed Charge Coverage Ratio" shall have the meaning defined in paragraph 6.23.

     1.70 "Interest Period" means the period commencing on the first effective Eurodollar Business Day of a LIBOR Rate Option and ending one, two, three or six months thereafter, as designated by Borrower at the time of electing such LIBOR Rate Option, provided that (i) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless to do so would extend such Interest Period into a subsequent calendar month, in which event such Interest Period shall end on the next preceding Eurodollar Business Day, and (ii) any Interest Period that begins on the last day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Eurodollar Business Day of the last calendar month of such Interest Period, and provided further, that no Interest Period may end on a day which is after the expiration of the Contract Term.

     1.71 "Lender's Consequential Loss" means with respect to any prepayment of any LIBOR Loan, any loss or expense incurred by Lender as a result of any such prepayment including, without limitation, an amount equal to (i) the amount of interest Lender would have earned in respect of the amount of such prepayment for the remaining period of the Tranche applicable to such LIBOR Loan, determined as of the date of any such prepayment, less (ii) the amount of interest, if any, Lender is able to obtain by reloaning or reinvesting such amount for a period of time equal or reasonably equivalent to such remaining period, determined as of the date of any such prepayment, plus (iii) any expense or penalty incurred by Lender on reinvesting such principal amount.

     1.72 "LIBOR Fixed Rate" means the Adjusted LIBOR Rate plus one and one-half percent (1.50%) per annum.

     1.73 "LIBOR Loan" at any time means the aggregate portion, if any, of the unpaid balance of the Facility which is subject to a LIBOR Rate Option.

     1.74 "LIBOR Rate Option" means any election by Borrower, in accordance with paragraph 2.2.2, to have any Tranche bear interest at the LIBOR Fixed Rate.

     1.75 "London Interbank Offered Rate" means, with respect to each Interest Period, the rate per annum (determined and fixed for the duration of such Interest Period) determined by Lender to be the per annum rate at which dollar deposits (in amounts comparable to the principal amount to be subject to the LIBOR Fixed Rate and for a period of time equal or comparable to the such Interest Period) in immediately available funds are offered (at approximately 9:00 a.m. Dallas, Texas time) two Eurodollar Business Days prior to the first day of such Interest Period by leading banks selected by Lender in the London Interbank Eurodollar market for delivery on the first day of such Interest Period.

     1.76 "MSAA" means the certain Master Security and Administration Agreement of even date herewith among Borrower, NationsBank of Texas, N.A. in its capacity as Administrative Secured Party thereunder, Lender, CFI and EFC, as the same may be renewed, extended, modified, amended or restated from time to time.

     1.77 "Pledge Agreement" means the certain Pledge and Security Agreement executed by Borrower for the benefit of Lender, as in effect from time to time, providing for the grant by Borrower to Lender of a continuing security interest, pledge and lien in and to the CFI Shares, as the same may be renewed, extended, modified, amended or restated.

     1.78 "Prime Based Loan" at any time means the aggregate portion, if any, of the unpaid balance of the Facility which bears interest according to the Contract Rate.

     1.79 "Projected Unused Availability" as of any day of determination means the amount, if any, by which the Availability on such day exceeds the sum of the Loan Balance on such day plus the amount of pending unfunded loan requests by Borrower as of such day under this Agreement

     (calculated after giving effect to any proposed increase in the RPA Interest as of such day and proposed payment to Lender (and application to the Obligations) of all amounts, if any, to be received by Borrower from EFC in payment for any such increased interest).

     1.80 "Reserve Requirement" shall mean, on any day, that percentage which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D (12 C.F.R. Part 24), or any successor or other law or regulation relating to reserve requirements applicable to Lender with respect to Eurocurrency liabilities or Eurocurrency funding.

     1.81 "RPA" means the certain Receivables Purchase Agreement of even date herewith between Borrower and CFI providing for the sale by Borrower to CFI and the purchase by CFI from Borrower (subject to the terms of the MSAA) of an undivided fractional ownership interest in all Receivables now owned and hereafter acquired and arising from time to time prior to termination of the RPA, on the terms provided therein, as the same may be renewed, extended, modified, amended or restated from time to time.

     1.82 "RPA Interest" means, at any time, the undivided fractional ownership interest in the Receivables sold and transferred by Borrower to CFI pursuant to the RPA.

     1.83 "TAA" means the certain Transfer and Administration Agreement of even date herewith between Borrower, CFI , EFC and NationsBank, N.A. in its capacity as Agent and a Bank Investor thereunder, providing for the transfer by CFI to EFC and the acceptance by EFC from CFI of a portion of the RPA Interest, from time to time, on the terms provided therein, as the same may be renewed, extended, modified, amended or restated from time to time.

     1.84 "Tranche" means any portion of the unpaid balance of the Facility which is designated to be subject to a LIBOR Rate Option, as provided by paragraph 2.2.2, provided that no Tranche may exist with respect to any principal amount less than $5,000,000.00."

     2. Each of the following definitions contained in ARTICLE I ("DEFINITIONS") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "1.3 "Agreement" means this Financing and Security Agreement, and all exhibits and addenda, as may be renewed, extended, modified, amended, supplemented or restated from time to time."

     "1.7 Borrowing Base at any time means an amount equal to the sum of (i) up to a maximum of eighty-five percent (85.0%) of the net amount of Borrower's ownership interest in Eligible Accounts plus (ii) up to a maximum of fifty percent (50.0%) (but limited, however, to an amount not exceeding $20,000,000.00) of the net amount of Eligible Inventory, less
     (iii) the Reserve."

     "1.11 "Collateral" means collectively all of the following, now owned and hereafter acquired: Receivables, Inventory, Equipment, CFI Shares, the CFI Note, and all computer programs, applications, discs, software, files and other records pertaining to any Collateral. "Collateral" also includes all proceeds of any of the foregoing at any time arising, including insurance proceeds."

     "1.13 "Contract Rate" means, on any day, a floating annual rate of interest calculated on the basis of actual days elapsed but computed as if each year consists of 360 days, equal to the sum of the Prime Rate effective as of the first day of the calendar month in which such day falls plus zero percent (0.00%). Upon written notification to Borrower at any time when any Event of Default exists, the Contract Rate otherwise applicable hereunder shall automatically increase by an additional two percent (2.0%) per annum, beginning on the effective date specified in such written notice (which shall be on or after the date on which any such Event of Default shall have first occurred) and continuing thereafter for so long as any such Event of Default remains uncured or until Lender may agree otherwise."

     "1.14 "Contract Term" means the period beginning on the effective date specified in the preamble of this Agreement and continuing through April 1, 1998."

     "1.15 "Credit Limit" means the amount of One Hundred Seventy Five Million and no/100 Dollars ($175,000,000), less the amount, if any, of any applicable reduction in the Credit Limit pursuant to paragraph 2.11."

     "1.30 "Intercreditor Agreements" collectively means the following certain agreements: (i) Amended and Restated Intercreditor Agreement dated effective as of April 1, 1996 among Lender, Borrower, IBM Credit Corporation and NationsBank of Texas, N.A. in its capacity as Administrative Secured Party under the MSAA, (ii) Subordination Agreement dated August 22, 1994 among Lender, Borrower and Hewlett-Packard Company,
     (iii) Intercreditor Agreement dated December 27, 1993 among Lender, Borrower and Compaq Computer Corporation, (v) Intercreditor Agreement among Lender, Borrower and Apple Computer, Inc., and (vi) any other intercreditor agreement hereafter entered into among Lender, Borrower and any Person that is a vendor to Borrower of Inventory, as any of the foregoing may be renewed, extended, modified, amended, supplemented or restated from time to time.

     "1.36 "Lender's Maximum Amount" means the amount of Fifty Three Million and no/100 Dollars ($53,000,000.00)."

     "1.37 "Loan Documents" means this Agreement, the Revolving Note, the Pledge Agreement and any other documents or agreements executed in connection therewith, and also includes any and all renewals, extensions, modifications or amendments of any of the foregoing."

     3. Paragraph 2.2 of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "2.2 Interest. The unpaid principal from day to day outstanding under the Facility shall bear interest as follows:

          2.2.1  Applicable Rate.

          (a)  Contract Rate.  Subject to any election by Borrower in respect of
               -------------
               the LIBOR Fixed Rate under paragraph 2.2.1(b), the unpaid principal of the principal balance from day to day outstanding under the Facility shall bear interest at the lesser of (i) the Contract Rate or (ii) the Maximum Rate, provided, however that, subject to the provisions of paragraph 9.10, in the event that the Contract Rate shall exceed the Maximum Rate at any time and thereafter the Contract Rate shall be less than the Maximum Rate, the rate of interest applicable hereunder shall remain at the Maximum Rate until the aggregate accrued interest to date under the Facility equals the amount that would have accrued had the Contract Rate at all times remained in effect.

          (b)  LIBOR Fixed Rate.  Subject to limitation by the Maximum Rate and
               ----------------
               the terms and provisions of this Agreement, and in lieu of the rate otherwise applicable under paragraph 2.2.1(a), Borrower shall have the option (to be exercised in the manner provided by paragraph 2.2.2) to elect the LIBOR Fixed Rate as being applicable to any Tranche provided, that (i) any such Tranche shall be in the minimum amount of $5,000,000.00, (ii) no more than six (6) separate Tranches may exist in the aggregate at any one time and (iii) the maximum aggregate amount of the Facility that may be subject to a LIBOR Rate Option at any time shall not exceed $165,000.000.

          (c)  Maximum Rate.  All past due principal and all past due accrued
               ------------
               interest under the Facility shall accrue interest at the Maximum Rate.

          2.2.2 Election of LIBOR Rate Option. Borrower may elect a LIBOR Rate Option at any time by written notice of election, in form satisfactory to Lender, delivered to Lender no later than the close of Lender's business on Tuesday of any calendar week, applicable for the beginning of an Interest Period beginning on the following Thursday, therein stating (i) the LIBOR Rate Option elected, (ii) the Interest Period selected, and the date such Interest Period is to begin (which shall be the Thursday following the Tuesday on which any such written notice of election is delivered to Lender), and (iii) the principal amount of the Tranche to be subject to such LIBOR Rate Option (which shall be at least $5,000,000.00). Any such written notice of election shall be irrevocable by Borrower unless Lender agrees otherwise.

          2.2.3 Interest Payment Dates. Accrued interest under the Facility shall be payable as follows: (a) accrued interest on any Prime Based Loan shall be payable monthly on the last day of each calendar month, and (b) accrued interest on any LIBOR Loan shall be payable on the last day of the Interest Period applicable to such LIBOR Loan.

          2.2.4 LIBOR Limitation. If, with respect to any LIBOR Rate Option elected by Borrower, (a) Lender determines that deposits in United States Dollars, in applicable amounts, are not being offered to Lender, or other major United States banks of comparable size to Lender, in the London interbank Eurodollar market for the applicable Interest Period, or (b) Lender determines that the LIBOR Fixed Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the applicable portion of the Facility relative to such LIBOR Rate Option for such Interest Period, then at Lender's option, Lender may give notice to Borrower and thereby suspend Borrower's option to elect a LIBOR Rate Option, pending any subsequent reinstatement in Lender's discretion."

     4. Two new paragraphs (numbered 2.4a and 2.4b) shall be added to the Financing and Security Agreement, immediately following paragraph 2.4 thereof, each of which shall read in its entirety as follows:

     "2.4a Prepayment of LIBOR Loans; Lender's Consequential Loss. Any and all prepayments (including without limitation application of collections and proceeds of Receivables under paragraph 3.8 and paragraph 2.4(b) of any portion of any LIBOR Loan shall be subject to payment of Lender's Consequential Loss, if any, which shall be payable to Lender at the time of such prepayment. Borrower's obligations under this paragraph 2.4a are subject to paragraph 9.10.

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

     "2.4b Application of Payments and Collections. Payments of principal (including without limitation applications of collections and proceeds of Receivables under paragraph 3.8) under the Facility shall be applied first in reduction of the Prime Based Loan. Unless otherwise agreed, all collections and proceeds of Receivables received by Lender at any time when a LIBOR Loan is outstanding but there is no Prime Based Loan outstanding shall be deposited into a special cash collateral account with Lender (notwithstanding the provisions of paragraph 3.8). Collected amounts, if any, from time to time on deposit in such special cash collateral account shall continue as security for the Obligations, and shall be held for application in reduction of any future Prime Based Loan, provided, that in Lender's sole discretion, such amounts may be applied at any time to any of the Obligations (including without limitation any existing or future LIBOR
     Loan), without prior notice."

     5. Paragraph 2.5 ("Early Termination of Facility by Borrower") of the Financing and Security Agreement hereby is deleted in its entirety.

     6. A new paragraph 2.14, entitled "Unused Line Fee," hereby is added to the Financing and Security Agreement, immediately following paragraph 2.13 thereof, which shall read in its entirety as follows:

          "2.14 Unused Line Fee. In connection with and as consideration for Lender's commitments under this Agreements, Borrower shall pay a fee to Lender in an amount equal to one-quarter of one percent (0.25%) per annum of the average daily amount by which the Credit Limit exceeds the unpaid principal balance outstanding under the Facility, payable monthly in arrears on the first day of each month and on the date of termination of this Agreement."

     7. Paragraph 3.3 ("First Priority") of the Financing and Security Agreement hereby is amended and restated to read in its entirety as follows:

          "3.3 First Priority. Borrower represents to Lender that no security interests, liens or other encumbrances exist with respect to any of the Collateral except in favor of Lender or to the limited extent allowed under the MSAA or the Intercreditor Agreements. Lender's security interests in the Collateral granted herein at all times shall be and remain first, prior and senior to any other interests in the Collateral, except to the limited extent allowed under, and at all times subject to, the MSAA or the Intercreditor Agreements, or as otherwise may be expressly agreed by Lender in writing. All aspects of the intercreditor relationships between Lender and the other party to each of the MSAA and the Intercreditor Agreements, respectively, shall at all times remain satisfactory to Lender in its discretion."

     8. Paragraph 3.6 ("Collateral Reports") of the Financing and Security Agreement hereby is amended as follows:

          a. A new sentence hereby is added, immediately following the first sentence thereof, which shall read in its entirety as follows:

          "Each Collateral Report shall certify to Lender the CompuCom Interest Percentage and the RPA Interest Percentage (as defined by the MSAA, respectively) outstanding as of the effective date thereof."

          b. The introductory phrase and the first clause of the last sentence thereof hereby is amended to read as follows:

          "The execution and delivery of a Collateral Report shall in each instance constitute an agreement, representation and warranty by Borrower to Lender that, except for the security interest of Lender therein: Borrower is the sole owner of the Collateral included in such Collateral Report and has full unrestricted power to grant to Lender a continuing security interest and lien therein free from any lien, security interest or encumbrance, except as allowed by the MSAA and the Intercreditor Agreements;..."

     9. Paragraph 3.8 of the Financing and Security Agreement hereby is amended such that the second, third and fourth sentences thereof, respectively, shall be amended and restated to read as follows:

          "Unless expressly agreed otherwise by Lender in writing, all collections and proceeds of Receivables shall be directed daily as follows: (i) at all times when the MSAA is in effect, in accordance with the requirements of the MSAA and (ii) at all times when the MSAA is not in effect, to Lender for deposit to the Blocked Collection Account. All collected funds from collections and proceeds of Receivables from time to time deposited to the Blocked Collection Account (including without limitation amounts deposited thereto pursuant to the MSAA) shall be applied directly to the Obligations. All checks at any time processed by Lender for collection and application to the Obligations (which excludes those directly deposited to the Concentration Account (as defined by the MSAA) for administration under the MSAA) shall be subject to one (1) Business Day collection time and shall remain provisional until collected, provided that for the sole purpose of calculating the Availability, if any, from time to time under the Facility, such checks shall be assumed to be collected and applied in reduction of the Obligations as of the Business Day of receipt by Lender."

     10. A new paragraph 3.10a, captioned "CFI Shares" and a new paragraph 3.10b, captioned "CFI Note," hereby are added to the Financing and Security Agreement, immediately following paragraph 3.19 ("Equipment"), each of which shall read in its entirety as follows, respectively:

          "3.10a CFI Shares. Borrower shall execute and deliver to Lender the Pledge Agreement as further evidence of Lender's continuing security interest, pledge and lien in the CFI Shares, such Pledge Agreement to be in form satisfactory to Lender, provided, that notwithstanding anything to the contrary otherwise contained in this Agreement, such Pledge Agreement shall provide that for so long as no Event of Default is in existence and continuing, Borrower shall be allowed to retain any and all proceeds of the CFI Shares and use same for working capital purposes in the ordinary course of business, and provided further, that Lender's exercise of remedies to foreclose, sell or otherwise dispose of the CFI Shares shall be conditioned upon the existence and continuation of an Event of Default and termination of the RPA and the TAA, respectively."

          "3.10b CFI Note. Contemporaneously upon execution thereof, Borrower shall deliver possession of the CFI Note to Lender, which at all times shall be included within the Collateral, provided, that notwithstanding anything to the contrary otherwise contained in this Agreement (i) for so long as no Event of Default is in existence and continuing, Borrower shall be allowed to retain any and all payments under or proceeds of the CFI Note and use same for working capital purposes in the ordinary course of business and (ii) Lender's exercise of remedies to foreclose, sell or otherwise dispose of the CFI Note shall be conditioned upon the existence and continuation of an Event of Default and termination of the RPA and the TAA, respectively."

     11. The following hereby is added to paragraph 6.5 ("Annual Financial Statements") of the Financing and Security Agreement, immediately following the end thereof:

     "Notwithstanding the foregoing, until directed otherwise by Lender in writing, at Borrower's option the foregoing consolidating financial statements, and accompanying signed statement, may exclude ClientLink, Inc."

     12. Paragraph 6.6 ("Interim Financial Statements") of the Financing and Security Agreement hereby is amended as follows:

          a. The second sentence thereof is amended and restated to read in its entirety as follows:

          "Such financial statements shall be accompanied by a statement signed by Borrower's president, chief financial officer or controller representing to Lender that such financial statements are true and complete and fairly present the financial condition and results of operations of Borrower and the Subsidiaries."

          b. The following sentence hereby is added immediately following the end thereof:

          "Notwithstanding the foregoing, until directed otherwise by Lender in writing, at Borrower's option the foregoing consolidating financial statements, and accompanying signed statement, may exclude ClientLink, Inc."

     13. Clause (iii) of paragraph 6.7 ("Monthly Reports") hereby is amended to read as follows:

          "(iii) a summary of all Inventory on hand, described by item or type, including a breakdown of identification of Inventory sold to Borrower by International Business Machines Corporation or any of its affiliates, Apple Computer, Inc. or any its affiliates, Hewlett-Packard Corporation or any of its affiliates, Compaq Computer Corporation or any of its affiliates, or any other Person that is a vendor to Borrower of Inventory and is a party with Lender and Borrower to an Intercreditor Agreement, all as referenced in the Intercreditor Agreements, together with a copy of all reports, if any, furnished to Borrower by any of such entities during such month relative to any of such Inventory, with appropriate cost extensions as Lender may request, prepared in accordance with GAAP, and in reasonable detail, certified by Borrower's chief financial officer, controller or treasurer as being true, accurate and complete"

     14. Paragraph 6.12 ("Notification of Contingent Liabilities") of the Financing and Security Agreement hereby is amended and restated to read in its entirety as follows:

          "6.12 Notification of Contingent Liabilities. Promptly upon receiving notice or otherwise becoming aware thereof, Borrower shall notify Lender of any pending or threatened lawsuit, claim, action, liability, investigation or proceeding pertaining to Borrower or any Subsidiary that would be treated as a contingent liability under GAAP and is in an amount in excess of $2,000,000.00, or which is reasonably expected to result in a Material Adverse Effect."

     15. Paragraph 6.23 ("Financial Covenants") of the Financing and Security Agreement hereby is amended and restated to read in its entirety as follows:

     "6.23  Financial Covenants.


        (a) Borrower agrees that the following financial covenants must be maintained at all times as set forth herein.

            1.    Tangible Net Worth.  Tangible Net Worth at all times shall
                  ------------------
                  equal or exceed the Tangible Net Worth Requirement.

            2.    Debt to Tangible Net Worth Ratio.  Debt to Tangible Net Worth
                  --------------------------------
                  Ratio at any time shall not exceed 4.0 to 1.0.

            3.    Interest Coverage Ratio.  Interest Coverage Ratio at all times
                  -----------------------
                  shall equal or exceed 2.0 to 1.0.

            4.    Net Income:  Net Income shall equal or exceed the following
                  ----------
                  amounts for the following periods, respectively:

                  January 1, 1993 through December 31, 1993:    $ 7,000,000.00
                  January 1, 1994 through December 31, 1994:    $ 8,000,000.00
                  January 1, 1995 through December 31, 1995:    $ 9,000,000.00
                  January 1, 1996 through December 31, 1996:    $20,000,000.00
                  January 1, 1997 through December 31, 1997:    $25,000,000.00

            5.    Fixed Charge Coverage Ratio.  Fixed Charge Coverage Ratio at
                  ---------------------------
                  all times shall equal or exceed 1.50 to 1.00

       (b) For purposes of measuring the financial covenants under this paragraph, the following definitions shall apply, each determined on a consolidated basis for Borrower and the Subsidiaries according to GAAP:

            1.    "Debt to Tangible Net Worth Ratio" means the ratio of Total
                   --------------------------------
                  Liabilities to Tangible Net Worth.  As used herein:

                       "Total Liabilities" means all indebtedness now or
                        -----------------
                       hereafter existing, including without limitation indebtedness for borrowed money, trade debt, inter-company debt and all other liabilities of Borrower which should be reflected on the consolidated balance sheet of Borrower and the Subsidiaries according to GAAP, but excluding: (i) Subordinated Debt (defined hereinbelow) and (ii) indebtedness for the purchase of Inventory which is in transit from the vendor or supplier, regardless of shipping terms, and has not yet been physically delivered to any of Borrower's locations specified in Exhibit 3.4 (as such exhibit may be amended from time to time in accordance with the requirements of this Agreement); and

                       "Tangible Net Worth" shall have the meaning defined
                        ------------------
                       hereinbelow.

                  Transactions under the RPA shall be disregarded in calculating Debt to Tangible Net Worth Ratio for the limited purpose of measuring Borrower's compliance with paragraph 6.23(a)(2).

            2.    "Net Income" for any period means net income for such period
                   ----------
                  after accruing for all appropriate taxes, according to GAAP, and excluding the following: (a) gain arising from the sale of any capital asset; (b) gain arising from any write up of the book value of any asset; (c) earnings of any corporation substantially all of the assets of which have been acquired by Borrower or any of the Subsidiaries to the extent realized by such other corporation prior to the date of such acquisition;
                  (d) earnings of any business entity (other than the Subsidiaries) in which Borrower or any of the Subsidiaries has an ownership interest, unless (and only to the extent) such earnings shall actually have been received in cash; (e) gain arising from the acquisition of debt or equity securities or from the cancellation or forgiveness of any indebtedness or obligation; and (f) any gain arising from any extraordinary item.

            3.    "Tangible Net Worth" shall mean the amount by which the sum of
                   ------------------
                  (a) Shareholders Equity plus Subordinated Debt exceeds (b) Intangible Assets (provided, that in calculating Tangible Net Worth, inventory which is in transit from the vendor or supplier (regardless of shipping terms) and has not yet been physically delivered to any of Borrower's locations specified in Exhibit 3.4 (as such exhibit may be amended from time to time in accordance with the requirements of this Agreement) shall be excluded for all purposes). As used herein:

                       "Shareholders Equity" means shareholders equity
                        -------------------
                       determined according to GAAP;

                       "Subordinated Debt" means all indebtedness which by its
                        -----------------
                       terms is subordinate in right of payment and claim in favor of Lender pursuant to an Affiliate Subordination Agreement or any other written subordination agreement satisfactory to Lender, provided, that the purpose, terms (including, without limitation, the amount, applicable interest rate, payment provisions and term) and subordination arrangements pertaining to any such indebtedness shall be satisfactory to Lender in its discretion.

                       "Intangible Assets" shall mean those assets which are
                        -----------------
                       treated as intangible pursuant to GAAP, and in any event including, without limitation: (i) obligations, if any, owing by Affiliates, (ii) the amount, if any, by which inventory exceeds the lower of cost or market value thereof, (iii) the value of any inventory which is obsolete or damaged or is otherwise deemed by Lender not to be of a marketable quality commensurate with the inventory of Borrower and the Subsidiaries as a whole;
                       (iv) accounts receivable which are deemed by Borrower, any of the Subsidiaries or Lender to be uncollectible or which should be subject to a reserve for bad debts in accordance with GAAP or which are subject to potential claims or setoffs; (v) leases and leasehold improvements; and (vi) any asset which is intangible or lacks intrinsic and marketable value or collectibility, including without limitation goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises or organization or research and development costs.

            4.    "Tangible Net Worth Requirement" as of the time of any
                   ------------------------------
                  determination means (A) at any time through December 30, 1995, the greater of (1) the sum of (i) the consolidated tangible net worth of Borrower and the Subsidiaries at December 31, 1992 (which amount for purposes hereof is deemed to be $45,546,000.00) plus (ii) Net Income, if any, for the period January 1, 1993 through the time of such determination (which for purposes hereof shall not be less than $0.00) less (iii) $5,000,000.00, or (2) the amount of $40,546,000.00, and (B) at any time after December 30, 1995, the following required amounts, as applicable:

                  Applicable Period                         Required Amount
                  -----------------                         ---------------

                  December 31, 1995 - December 30, 1996:    $108,000,000.00
                  December 31, 1996 - December 30, 1997:    $125,000,000.00
                  December 31, 1997 and thereafter:         $151,000,000.00

            5.    "Interest Coverage Ratio" means the ratio of (i) Net Income
                   -----------------------
                  before interest expense and taxes to (ii) interest expense, as of the end of each fiscal quarter of Borrower, measured for the fiscal year to date period through the end of such fiscal quarter.

            6.    "Fixed Charge Coverage Ratio" means, for any period, the ratio
                   ---------------------------
                  of (i) the sum of Net Income plus depreciation plus amortization for such period to (ii) current maturities of long term debt, for such period."

     16. Paragraph 6.24 ("Capital Expenditures") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "6.24 Capital Expenditures. Borrower's Capital Expenditures during any fiscal year (including, with respect to the current fiscal year, any Capital Expenditures prior to the effective date of this Agreement) shall not exceed the aggregate amount of

     $10,000,000.00 (not including expenditures for the purchase or acquisition of assets not otherwise prohibited by paragraph 6.34)."

     17. Paragraph 6.26 ("Prohibition Against Liens on Collateral") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "6.26 Prohibition Against Liens on Collateral. Borrower will not grant, create or allow to exist any security interest, lien or other encumbrance on any of the Collateral except to the limited extent as expressly allowed under, and at all times subject to, the MSAA or the Intercreditor Agreements."

     18 Clause (b) and clause (f) of paragraph 6.28 ("Limitation on Indebtedness") of the Financing and Security Agreement hereby each is amended to read as follows, respectively:

     "...(b) purchase money indebtedness incurred in the ordinary course of business for the deferred purchase price of inventory,"

     "...(f) real property leases established after August 4, 1993 (not including renewals or replacements of leases existing prior to such date to the extent they do not involve increased or additional rental), provided that (i) the aggregate monthly lease obligations for such real property leases on operating locations of Borrower established after August 4, 1993 shall not exceed, at any time, $600,000.00 per calendar month and (ii) the aggregate total lease obligations for such real property leases on operating locations of Borrower established after August 4, 1993 (over the entire unexpired term of each such lease, respectively) shall not exceed, at any time $8,000,000.00,..."

     19. Paragraph 6.32 ("Dividend, Distributions") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "6.32 Dividends, Distributions. Borrower will not declare, pay or issue any dividends or other distributions in respect of its capital stock, or distribute, reserve, secure or otherwise make or commit distributions in respect of its capital stock, other than annual dividends on any "Series B Cumulative Preferred Stock" of Borrower (i) up to but not exceeding the aggregate amount of $2,000,000.00 to Safeguard Scientifics, Inc. to the extent allowed by paragraph 6.33 or (ii) provided that no Event of Default is in existence, to any other record owners thereof."

     20. Paragraph 6.33 ("Transactions with Affiliates") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "6.33 Transactions with Affiliates. The aggregate of all amounts directly or indirectly paid or transferred by Borrower to or for the benefit of any Affiliate during any fiscal year, whether by way of extensions of credit, management or consulting fees, dividends, payments on other obligations or other transfers of cash or cash equivalents (including, with respect to the current fiscal year, all such amounts, if any, made by Borrower prior to the effective date of this Agreement) shall not exceed (i) $5,000,000.00 plus (ii) so long as no Event of Default is in existence, up to the maximum amount of $2,000,000.00 for the payment of dividends to Safeguard Scientifics, Inc. on the "Series B Cumulative Preferred Stock" of Borrower as provided in paragraph 6.32. Borrower will not in any event enter into any transaction (other than as evidenced by the RPA or the TAA) with any Affiliate except in the ordinary course of business on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate, and any such transaction (other than as evidenced by the RPA or the TAA) which involves an amount in excess of $500,000.00 shall first be specifically approved by Borrower's board of directors as being an arm's length transaction on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate. At Lender's request, Borrower will provide Lender with a written summary of transactions with Affiliates, containing such information in respect of such transactions as Lender may require."

     21. Paragraph 6.34 ("Acquisitions") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

           "6.34 Acquisitions. Borrower shall not purchase or otherwise acquire assets from any Person outside the ordinary course of business of Borrower, the aggregate purchase or acquisition price of which (including cash, assumed obligations, deferred obligations and all other consideration paid or payable by Borrower) during any fiscal year, would exceed $20,000,000.00."

     22. The first sentence of Paragraph 6.35 ("Limitation on Investments") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "Borrower shall not invest in or otherwise purchase or acquire the securities of any Person (excluding PC Service Source, Inc., and excluding Borrower's capitalization of CFI existing as of April 1, 1996 and additional capital contributions to the limited extent provided by the
     RPA), the aggregate amount of which at any time exceeds $5,000,000.00."

     23. Three new paragraphs (numbered 6.38, 6.39 and 6.40, respectively) hereby are added as a part of the Financing and Security Agreement, immediately following paragraph 6.37 thereof, each of which shall read in its entirety as follows:

           "6.38 Agreements in Respect of RPA and TAA. With respect to the RPA and the TAA, respectively, (a) unless otherwise agreed by Lender, Borrower at all times shall have and maintain the sole and exclusive right to service, administer and collect the Receivables, subject at all times, however, to this Agreement and the MSAA, (b) Borrower will not in any event effect an increase in the RPA Interest Percentage (as defined by the MSAA) if as of the proposed time of the effectiveness of any such increase (i) any Event of Default, or any condition or event which with notice or the passage of time would constitute an Event of Default, is in existence, or would exist upon such effectiveness or (ii) Projected Unused Availability is less than zero dollars ($0.00), (c) contemporaneously upon effecting any increase in the RPA Interest Percentage (as defined by the MSAA) Borrower shall deliver to Lender a current Collateral Report, dated as of the effective date of any such increase, (d) contemporaneously upon execution and delivery of the RPA, Borrower shall cause all proceeds of the Net Investment (as defined by the TAA) received by CFI and paid to Borrower in payment of the RPA Interest initially sold by Borrower under the RPA to be paid directly to Lender for application to the Obligations, and thereafter, Borrower shall cause all proceeds of any increase in the Net Investment (as defined by the TAA) received by CFI and paid to Borrower in payment of any RPA Interest under the RPA to be paid directly to Lender for application to the Obligations, (e) Borrower will not effect any increase in the Maximum Net Investment (as defined by the TAA) without the prior written consent of Lender and (f) Borrower will not enter into any agreement to amend the RPA without the prior written consent of Lender."

           "6.39 Notices, Information in Respect of RPA and TAA. Borrower will notify Lender in writing (i) on each Collateral report, and at such other times as Lender may request, the amount of the RPA Interest Percentage (as defined by the MSAA) and the Maximum Net Investment (as defined by the TAA), (ii) at least two (2) Business Days before effecting any change in the RPA Interest under the terms of the RPA, as provided in
     Section 2.2(b) of the MSAA, (iii) promptly upon any termination of the RPA or the TAA, or upon receiving or sending any notice of intended, pending or potential termination of the RPA or the TAA, (iv) promptly at any time when the "Percentage Factor" exceeds the "Maximum Percentage Factor" (as those terms are defined by the TAA); (v) promptly upon becoming aware of any assignment by EFC, or any request by CFI for an assignment by EFC, of EFC's interest under the TAA to any "Bank Investor" (as defined in the TAA) pursuant to Section 9.7 of the TAA and (vi) promptly upon becoming aware any "Termination Event" or "Potential Termination Event" (as those terms are defined in the TAA) under the TAA."

           "6.40 Copies in Respect of RPA and TAA. Promptly upon execution, Borrower will deliver to Lender a true and correct copy of the RPA and the TAA, respectively, and all other agreements, certifications, opinions and other documentation in connection therewith. Borrower will provide Lender with a true and correct copy of (i) each monthly report delivered by Borrower to CFI under the RPA; (ii) each Investor Report delivered by Borrower to EFC under the TAA; (iii) each notice, if any, at any time given by CFI pursuant to Section 5.1(b)(i) of the TAA (notifications in respect of any "Termination Event" or "Potential Termination Event," as those terms are defined by the TAA) and (iv) any notice (or copy of any such notice) of termination, or of intended, pending or potential termination of the RPA or the TAA sent or received by Borrower or CFI."

     24. Subparagraph (k) of paragraph 7.1 ("Event of Default") hereby is amended and restated to read in its entirety as follows:

           "(k) The entry of any judgment against Borrower in an amount equal to or exceeding $2,000,000.00 and such judgment is not satisfied, dismissed, stayed or superseded by bond within 30 days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within 30 days after termination of any such stay or bond);"

     25. A new subparagraph (s) hereby is added as a part of paragraph 7.1 ("Event of Default") of the Financing and Security Agreement, immediately following subparagraph (r) thereof, which shall read in its entirety as follows:

           "(s) Any breach or default by Borrower, CFI or EFC of any obligations under the MSAA; or material impairment of the enforceability of the rights and benefits intended for the benefit of Lender as a Beneficial Secured Party under the MSAA or the taking of any action by any Person to challenge same; or any breach or default by Borrower, CFI or EFC of any obligations under the RPA; or the occurrence of any "Termination Event" or "Potential Termination Event" as those terms are defined by the TAA."

     26. Lender hereby consents to Borrower's execution and performance of the RPA and the TAA, subject to the terms of this Fifth Amendment, provided, that all sales of the RPA Interest under the RPA, and all transfers of a portion thereof under the TAA, and all rights of Borrower, CFI, EFC, their successors and assigns and any Person claiming under any of them, respectively, at all times shall be and remain expressly subject to the terms and provisions of the MSAA in a manner which is acceptable to Lender. Borrower hereby acknowledges, confirms and agrees that all right, title and interest of Borrower under the RPA and the TAA, including without limitation all payments and rights to payment from time to time owing to Borrower thereunder, respectively, at all times are and shall be included in the Collateral and subject to Lender's rights under the Financing and Security Agreement, provided that, except as required by paragraph 6.38, for so long as no Event of Default is in existence and continuing, Borrower shall be allowed to retain such amounts and use same for working capital purposes in the ordinary course of business. Borrower acknowledges, confirms and agrees that all right, title and interest, if any, at any time hereafter acquired by Borrower in the RPA Interest, or any portion thereof, whether by repurchase or otherwise, shall automatically be included in the Collateral and subject to Lender's rights under the Financing and Security Agreement.

     27. Borrower agrees to indemnify and reimburse Lender for all amounts, if any, paid by Lender to Administrative Secured Party in respect of returned checks or other items pursuant to Section 9.6 of the MSAA, and such indemnity and reimbursement obligation shall be deemed included within the Obligations and secured by the Collateral under the Financing and Security Agreement.

     28. At any time when the Net Investment and all Aggregate Unpaids (as such terms are defined by the TAA) have been paid in full and in any event promptly upon termination of the TAA, Borrower shall cause all amounts paid or payable to CFI by the Administrative Secured Party under the MSAA in respect of the RPA Interest (as defined by the MSAA), whether then on hand or thereafter coming into CFI's possession, to be transferred to Borrower (by dividend or otherwise) and Borrower shall use same for working capital purposes in the ordinary course of business.

     29. Lender and Borrower acknowledge and confirm the following in respect of all Exhibits to the Financing and Security Agreement:

     Exhibit 2.10 ("Participants") hereby is amended and restated to read in its entirety as set forth in Exhibit 2.10 attached hereto.

     Exhibit 3.4 ("Location of Collateral") hereby is amended and restated to read in its entirety as set forth in Exhibit 3.4 attached hereto.

     Exhibit 5.1 ("Assumed Names") hereby is amended and restated to read in its entirety as set forth in Exhibit 5.1 attached hereto.

     Exhibit 5.6 ("Outstanding Shares and Commitments to Sell Shares") hereby is amended and restated to read in its entirety as set forth in Exhibit
     5.6 attached hereto.

     Exhibit 5.8 ("Subsidiary Information") hereby is amended and restated to read in its entirety as set forth in Exhibit 5.8 attached hereto.

     Exhibit 5.9 ("Pending Litigation") hereby is amended and restated to read in its entirety as set forth in Exhibit 5.9 attached hereto.

     Exhibit 5.11 ("Judgments and Assessments") hereby is amended and restated to read in its entirety as set forth in Exhibit 5.11 attached hereto.

     Exhibit 5.12 ("Taxes") hereby is amended and restated to read in its entirety as set forth in Exhibit 5.12 attached hereto.

     30. The following items shall be delivered to Lender prior to or simultaneously with execution and delivery of this Fifth Amendment:

           (a) A certificate signed by the corporate secretary of Borrower (i) certifying to Lender that its Certificate of Incorporation and Bylaws have not been amended since Borrower's certification thereof under Secretary's Certificate dated April 5, 1994 previously delivered to Lender, and that the officers of Borrower specified therein are duly elected, qualified and acting in the capacities therein stated, as of the effective date hereof (or otherwise certifying to Lender Borrower's current Certificate of Incorporation, Bylaws and officer incumbency in form satisfactory to Lender) and (ii) attaching and certifying resolutions duly adopted by the board of directors of Borrower authorizing this Fifth Amendment and the transactions evidenced hereby, and authorizing and directing one or more named officers of Borrower to execute and deliver this Fifth Amendment, and all related documentation required by Lender, on behalf of Borrower, which certificate shall be in form satisfactory to Lender;

           (b) Such consents and agreements in respect of the Intercreditor Agreements and the Subordinated Note Agreement as Lender may require, in form satisfactory to Lender;

           (c) An opinion of Borrower's counsel, in form satisfactory to Lender; and

           (d) Such other documentation as Lender may reasonably require in connection with the Financing and Security Agreement or this Fifth Amendment.

     31. In consideration of this Fifth Amendment, Borrower represents to Lender that (i) no Event of Default, or other event or condition which would be the subject of a required notice under paragraph 6.14 of the Financing and Security Agreement, is in existence as of the effective date hereof, (ii) each of the representations and warranties contained in the following paragraphs of the Financing and Security Agreement are true and correct as of the effective date of this Fifth Amendment: paragraphs 3.3, paragraph 3.4, and paragraph 5.1 through paragraph 5.18. Borrower hereby ratifies and confirms the Financing and Security Agreement and all Loan Documents as being and continuing in full force and effect, as amended by this Fifth Amendment. All references to the Financing and Security Agreement contained in the Loan Documents shall be deemed to mean the Agreement as amended by this Fifth Amendment.

     32. Upon execution of this Fifth Amendment by each of Borrower and Lender and execution by all Participants of the Consent and Acknowledgment by
       ---
Participants (hereinbelow), this Fifth Amendment shall be deemed effective prospectively as of the effective date specified in the preamble. This Fifth Amendment (i) contains the entire agreement among the parties and may not be amended or modified except in writing signed by all parties, (ii) shall be governed and construed according to the laws of the State of Texas and (iii) may be executed in any number of counterparts, each of which shall be valid as an original and all of which shall be one and the same agreement. A telecopy of any executed counterpart shall be deemed valid as an original.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND
- -----------------------------------------------------------------------------
MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT
- ---------------------------------------------------------------------------
ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS
- -----------------------------------------------------------------------
BETWEEN THE PARTIES.
- -------------------


                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

       EXECUTED as of the effective date specified in the preamble.


                                      NATIONSBANK OF TEXAS, N.A.


                                      By: /s/ Sally Glynn
                                          -----------------------
                                           Sally Glynn
                                           Senior Vice President


                                      COMPUCOM SYSTEMS, INC.


                                      By: /s/ Robert J. Boutin
                                          -----------------------
                                           Robert J. Boutin
                                           Senior Vice President, Finance
                                           and Chief Financial Officer